EXHIBIT 2(a)


                    STOCK PURCHASE AGREEMENT

                         By and Between

                          ANUHCO, INC.

                               and

                        WILLIAM H. KOPMAN

                     Dated December 18, 1995


                        TABLE OF CONTENTS
Section                                                      Page
1.    Sale and Purchase. . . . . . . . . . . . . . . . . . .   1
1.1   Purchase Price . . . . . . . . . . . . . . . . . . . .   1
1.2   Deposit  . . . . . . . . . . . . . . . . . . . . . . .   2
2.    Closing and Deliveries . . . . . . . . . . . . . . . .   2
2.1   Closing. . . . . . . . . . . . . . . . . . . . . . . .   2
2.2   Deliveries . . . . . . . . . . . . . . . . . . . . . .   2
3.    Representations and Warranties of Kopman . . . . . . .   3
3.1   Organization, Powers and Qualifications. . . . . . . .   3
3.2   Capital Stock. . . . . . . . . . . . . . . . . . . . .   3
3.3   Stock Options, Warrants, Etc . . . . . . . . . . . . .   4
3.4   Articles of Incorporation, By-Laws, Minute Book
      and Stock Book . . . . . . . . . . . . . . . . . . . .   4
3.5   Authority; No Violation, Etc . . . . . . . . . . . . .   5
3.6   Books and Records. . . . . . . . . . . . . . . . . . .   6
3.7   Compliance with Law. . . . . . . . . . . . . . . . . .   6
3.8   Financial Statements . . . . . . . . . . . . . . . . .   7
3.9   Liabilities and Obligations. . . . . . . . . . . . . .   7
3.10  Absence of Adverse Changes or Events . . . . . . . . .   8
3.11  Tax Reports. . . . . . . . . . . . . . . . . . . . . .   8
3.12  Dividends and Stock Purchases. . . . . . . . . . . . .   9
3.13  Title to Assets; Operating Authorities . . . . . . . .   9
3.14  Licenses, Permits, Etc . . . . . . . . . . . . . . . .  10
3.15  Contracts. . . . . . . . . . . . . . . . . . . . . . .  10
3.16  Collateral . . . . . . . . . . . . . . . . . . . . . .  11
3.17  Litigation . . . . . . . . . . . . . . . . . . . . . .  11
3.18  Insurance. . . . . . . . . . . . . . . . . . . . . . .  12
3.19  Overtime, Back Wages, Vacation, Discrimination, and
      Occupational Safety Claims . . . . . . . . . . . . . .  12
3.20  Contracts for Personal Services. . . . . . . . . . . .  13
3.21  Employee Welfare and Pension Benefit Plans . . . . . .  13
      (a)  Plans . . . . . . . . . . . . . . . . . . . . . .  13
      (b)  Compliance with Internal Revenue Code and ERISA .  14
      (c)  Administration. . . . . . . . . . . . . . . . . .  14
      (d)  Claims. . . . . . . . . . . . . . . . . . . . . .  14
      (e)  Prohibited Transactions . . . . . . . . . . . . .  15
      (f)  Plan Documents. . . . . . . . . . . . . . . . . .  15
      (g)  No Multi-Employer Plans and No Plans for Retirees  15
      (h)  Contribution Paid . . . . . . . . . . . . . . . .  16
3.22  Commission Fees. . . . . . . . . . . . . . . . . . . .  16
3.23  Disclosure . . . . . . . . . . . . . . . . . . . . . .  17
3.24  Trademarks and Similar Rights. . . . . . . . . . . . .  17
3.25  Related Party Transactions . . . . . . . . . . . . . .  18
3.26  Environmental. . . . . . . . . . . . . . . . . . . . .  18
4.    Representations and Warranties of Anuhco . . . . . . .  20
4.1   Organization, Powers and Qualifications. . . . . . . .  20
4.2   Authority; No Violation, Etc . . . . . . . . . . . . .  21
4.3   Commission Fees. . . . . . . . . . . . . . . . . . . .  21
4.4   Disclosure . . . . . . . . . . . . . . . . . . . . . .  22
5.    Conduct of Business of the Company and UPAC. . . . . .  22
5.1   Business . . . . . . . . . . . . . . . . . . . . . . .  22
5.2   Adverse Changes. . . . . . . . . . . . . . . . . . . .  23
5.3   Maintenance of Properties, Permits, Licenses, Etc. . .  23
5.4   Maintain Corporate Existence . . . . . . . . . . . . .  23
5.5   Capital Stock. . . . . . . . . . . . . . . . . . . . .  23
5.6   Dividends. . . . . . . . . . . . . . . . . . . . . . .  23
5.7   Employment; Compensation; Benefits . . . . . . . . . .  24
5.8   Liabilities and Obligations. . . . . . . . . . . . . .  24
5.9   Capital Expenditures . . . . . . . . . . . . . . . . .  25
5.10  Sale of Assets . . . . . . . . . . . . . . . . . . . .  25
5.11  Leases; Contracts. . . . . . . . . . . . . . . . . . .  25
5.12  Insurance. . . . . . . . . . . . . . . . . . . . . . .  25
5.13  Books and Records. . . . . . . . . . . . . . . . . . .  25
5.14  Compliance with the Laws and Regulations . . . . . . .  26
5.15  Encumbrances . . . . . . . . . . . . . . . . . . . . .  26
5.16  Amendment to Articles of Incorporation and By-Laws . .  26
6.    Covenants of Kopman and Anuhco . . . . . . . . . . . .  26
6.1   Update of Information. . . . . . . . . . . . . . . . .  26
6.2   Access to Business and Records . . . . . . . . . . . .  27
6.3   Efforts to Consummate. . . . . . . . . . . . . . . . .  27
6.4   Subordinated Debt. . . . . . . . . . . . . . . . . . .  27
6.5   Confidentiality. . . . . . . . . . . . . . . . . . . .  28
6.6   Public Announcement. . . . . . . . . . . . . . . . . .  28
6.7   Adjustments Because of Regulatory Disapproval. . . . .  28
6.8   Pension Plans. . . . . . . . . . . . . . . . . . . . .  29
6.9   Welfare Plans. . . . . . . . . . . . . . . . . . . . .  29
6.10  Claims by the Company. . . . . . . . . . . . . . . . .  29
6.11  Debt Due Company . . . . . . . . . . . . . . . . . . .  30
6.12  Income Tax Matters . . . . . . . . . . . . . . . . . .  30
      (a)  Federal and State Income Tax Returns. . . . . . .  30
      (b)  Audits. . . . . . . . . . . . . . . . . . . . . .  31
6.13  Accreditation, Due Diligence and Sophistication
      Matters. . . . . . . . . . . . . . . . . . . . . . . .  32
6.14  Automobiles. . . . . . . . . . . . . . . . . . . . . .  33
6.15  Access to Company Records Post Closing . . . . . . . .  33
7.    Conditions to Obligations of Anuhco to Consummate
      Acquisition. . . . . . . . . . . . . . . . . . . . . .  34
7.1   Representations and Warranties True at Closing . . . .  34
7.2   Opinion of Counsel for Kopman. . . . . . . . . . . . .  34
7.3   Resignations . . . . . . . . . . . . . . . . . . . . .  34
7.4   Consulting Agreement . . . . . . . . . . . . . . . . .  34
7.5   Employment Agreements. . . . . . . . . . . . . . . . .  34
7.6   Bank Financing . . . . . . . . . . . . . . . . . . . .  35
7.7   Licenses, Permits, Etc . . . . . . . . . . . . . . . .  35
7.8   Performance of Covenants . . . . . . . . . . . . . . .  35
7.9   Board Authorization. . . . . . . . . . . . . . . . . .  35
7.10  Due Diligence. . . . . . . . . . . . . . . . . . . . .  35
7.11  Auditors Letter. . . . . . . . . . . . . . . . . . . .  36
7.12  Third Party Approvals. . . . . . . . . . . . . . . . .  37
7.13  Deliveries . . . . . . . . . . . . . . . . . . . . . .  37
7.14  No Action. . . . . . . . . . . . . . . . . . . . . . .  37
7.15  California Approval. . . . . . . . . . . . . . . . . .  37
8.    Conditions to Obligation of Kopman to Consummate the
      Acquisition. . . . . . . . . . . . . . . . . . . . . .  38
8.1   Representations and Warranties True at Closing. . . . . 38
8.2   Opinion of Counsel for Anuhco . . . . . . . . . . . . . 38
8.3   Consulting Agreement. . . . . . . . . . . . . . . . . . 38
8.4   Performance of Covenants. . . . . . . . . . . . . . . . 38
9.    Termination . . . . . . . . . . . . . . . . . . . . . . 38
10.   Counterparts. . . . . . . . . . . . . . . . . . . . . . 39
11.   Contents of Agreement, Parties in Interest,
      Assignment, Etc. . . . . . . . . . . . . . . . . . . .  40
12.   Indemnification . . . . . . . . . . . . . . . . . . . . 40
12.1  General Indemnification . . . . . . . . . . . . . . . . 40
12.2  Claims Procedure. . . . . . . . . . . . . . . . . . . . 41
      (a)  Third Party Claims . . . . . . . . . . . . . . . . 41
      (b)  Non-Third Party and Other Claims . . . . . . . . . 43
12.3  Timing of Claim Notice. . . . . . . . . . . . . . . . . 44
12.4  Consent to Jurisdiction and Venue . . . . . . . . . . . 45
12.6  Expiration of Indemnity Claims. . . . . . . . . . . . . 46
13.   Notices . . . . . . . . . . . . . . . . . . . . . . . . 46
14.   Confidentiality . . . . . . . . . . . . . . . . . . . . 47
15.   Governing Law . . . . . . . . . . . . . . . . . . . . . 48


                    STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement"), is dated
December 18, 1995, by and between ANUHCO, INC., a Delaware corporation ("Anuhco"), and WILLIAM H. KOPMAN of Jupiter, Florida
("Kopman").

                           WITNESSETH:

     WHEREAS, Kopman owns all of the issued and outstanding shares of capital stock of Universal Premium Acceptance
Corporation, a Missouri corporation (the "Company") and UPAC of
California, Inc., a California corporation ("UPAC");

     WHEREAS, Anuhco wishes to acquire all of the issued and outstanding shares of both Company and UPAC (the "Shares") and Kopman is willing to sell the same to Anuhco, on the terms and provisions hereinafter set forth:

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

     1.  Sale and Purchase.

     Kopman agrees to sell and cause to be transferred to Anuhco at the Closing, as hereinafter defined in Section 2.1, and Anuhco agrees to purchase at the Closing, the Shares, being 400 shares of the $100 par value common capital stock of the Company and 1,000 shares of the $1 par value common capital stock of UPAC.

     1.1 Purchase Price. Anuhco shall pay Kopman at the Closing, and upon delivery of certificates representing the Shares duly endorsed and in proper form for transfer, a purchase price of $11,500,000, increased by interest on the purchase price from 70 days after the date hereof until the Closing, at the Untied States Treasury Bill rate in effect at the commencement of such period.

     1.2 Deposit. Upon the execution hereof, Anuhco shall deposit the sum of $500,000 in accordance with and pursuant to the terms of an Escrow Agreement, attached hereto as Exhibit 1.

     2.   Closing and Deliveries.

     2.1 Closing. The Closing shall be at the offices of Hillix, Brewer, Hoffhaus, Whittaker & Wright, L.L.C., 2420 Pershing Road, Suite 400, Kansas City, Missouri 64108, at 10:00 a.m., C.S.T., on such date, after the conditions herein specified have been satisfied or waived, as Anuhco shall specify by written notice to Kopman, delivered not less than three (3) days before Closing but in no event more than 10 days after satisfaction or waiver of the last such condition to be fulfilled, or on such other date or at such other place or time as is agreed upon in writing by the parties, provided however that in no event shall the Closing occur or the Closing Date be established later than March 31, 1996. If Closing does not occur on or before March 31, 1996, this Agreement and any other arrangements or obligations among the parties (except for Sections 9(c) and 14 hereof) shall terminate and be of no further force and effect.

     2.2 Deliveries. At the Closing, (a) Kopman shall deliver to Anuhco certificates representing record ownership of the Shares, duly endorsed and in proper form for transfer, free and clear of all encumbrances; (b) Anuhco shall deliver to Kopman the purchase price; and (c) the parties shall deliver such other documents as are required pursuant to this Agreement to be then executed and delivered.
     3. Representations and Warranties of Kopman. Kopman represents and warrants to Anuhco as follows:

     3.1 Organization, Powers and Qualifications. Except as disclosed in Schedule 3.1, the Company and UPAC are duly organized, validly existing and in good standing under the laws of the States of Missouri and California, respectively, have all requisite corporate power and authority to own their properties and assets and carry on their businesses as now conducted, and are qualified as foreign corporations to do business and are in good standing in every jurisdiction in which such qualification is necessary because of the nature or extent of their operations or property owned, leased or operated, unless the failure to so qualify would not have a material adverse impact on their ability to own their respective assets and conduct their respective operations, all of which jurisdictions are separately listed for each on Schedule 3.1. The Company does not own any interest, directly or indirectly, in any corporation, partnership, joint venture, limited liability company, proprietorship, association, trust, or other business or entity, and UPAC owns no interest in any of the above.

     3.2 Capital Stock. The Company has authorized capital stock consisting of 750 shares of common stock, $100 par value, of which 400 shares are issued and outstanding, all of which are owned beneficially and of record by Kopman. UPAC has authorized capital stock consisting of 10,000 shares of common stock, $1 par value, of which 1,000 shares are issued and outstanding, all of which are owned beneficially and of record by Kopman. Except as set forth in Schedule 3.2, the Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of pre-emptive or other statutory or contractual rights.

     3.3  Stock Options, Warrants, Etc.  Except as disclosed in
Schedule 3.3, neither the Company nor UPAC has outstanding any options, warrants, calls, convertible securities, rights, agreements, or obligations to purchase, redeem, issue, sell, distribute, dividend, or otherwise acquire or dispose of any shares of its stock, and Kopman has no right or obligation to sell, acquire or otherwise trade in any of the Shares.

     3.4 Articles of Incorporation, By-Laws, Minute Book and Stock Book. The Articles of Incorporation and all amendments thereto and the by-laws, as amended, of the Company and UPAC which have been made available to Anuhco for its inspection are true, correct and complete, and such Articles and by-laws shall be the Articles and by-laws in effect at the Closing. The minute books of the Company and UPAC which have been made available to Anuhco for its inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company and UPAC since their respective incorporations, and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings during the periods reflected therein. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors (or any committee thereof) or of the stockholders of the Company or UPAC, except for minutes or consents which may be missing but which would evidence actions that have been consented to by the Stockholders and Directors and which reflect transactions that are not material to the Company or UPAC. The stock ledgers of the Company and UPAC, which have been made available to Anuhco for its inspection, contain accurate records of all issuances and transfers of record of the capital stock of the Company and UPAC since their respective dates of incorporation.

     3.5  Authority; No Violation, Etc.  Except as reflected in
Schedule 3.5, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Kopman, and this Agreement is the valid and binding obligation of Kopman, enforceable in accordance with its terms (except as may be limited by general principles of equity as to the enforcement of remedies or applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally, now or hereafter in effect). Except as provided in Schedule 3.5, neither the execution and delivery by Kopman of this Agreement nor the consummation by him of the transactions contemplated hereby will cause a default (or give rise to any right or termination, cancellation or acceleration) under (a) any of the terms, conditions or provisions of any agreement, instrument or obligation to which either he, the Company or UPAC is a party, or by which any of them or any of their respective properties or assets may be bound, except for such conflict, breach or default as to which requisite waivers or consents shall have been obtained prior to the Closing (all of which are identified in Schedule 3.5); (b) the required licenses or approvals of the state regulatory authorities referred to in
Section 3.14 hereof; or (c) any statute, rule or regulation or any judgment, order, writ, injunction or decree of any court, arbitrator, mediator, administrative agency or governmental body, in each case applicable to either Kopman, the Company or UPAC or any of their properties or assets.

     3.6 Books and Records. The books and records of the Company and UPAC fairly reflect the transactions to which either is a party or by which the properties of either are subject or bound, and such books and records have been kept and maintained accurately and in sufficient detail to permit the preparation of periodic financial statements in accordance with generally accepted accounting principles consistently applied.

     3.7 Compliance with Law. The Company and UPAC and their use and occupancy of their assets and properties wherever located are in substantial compliance with all federal, state and local laws and ordinances and any order, rule or regulation of any federal, state, local or other governmental agency or body, except where the failure to comply, individually or in the aggregate, would not have a materially adverse effect on their respective business or operations.

     3.8 Financial Statements. Kopman has delivered to Anuhco true and complete copies of the unconsolidated audited financial statements of the Company and UPAC as of and for the fiscal years ended December 31, 1993 and 1994, certified by Brown, Smith, Wallace, L.L.C., and true and complete copies of the unconsolidated unaudited financial statements of the Company and UPAC as of and for the nine months ended September 30, 1995. Except, with respect to the unaudited September 30, 1995 financial statements, for (i) the absence of notes, (ii) the absence of certain adjustments normally made at year end, and
(iii) exceptions set forth therein, if any, all such financial statements (the "Financial Statements"), including the related notes, have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the unconsolidated financial condition, results of operations, and changes in financial position of the Company and UPAC at the dates and for the periods indicated.

     3.9  Liabilities and Obligations.  Except as described in
Schedule 3.9, neither the Company nor UPAC has any material liability or obligation (direct or indirect, contingent or fixed, matured or unmatured) of any nature, whether arising out of contract, tort, statute or otherwise, except liabilities and obligations in the amounts and categories reflected, reserved against or given effect to in the Financial Statements, and liabilities subsequently incurred in the ordinary course of business consistent with past practice.

     3.10 Absence of Adverse Changes or Events. Except as provided in Schedule 3.10, since December 31, 1994, the Company and UPAC have been operated in all material respects in the ordinary course of their businesses consistent with past practice in prior periods and have not changed or altered their past practices with respect to recording income and expenses and establishing reserves for uncollectible accounts.

     3.11 Tax Reports.

     (a) Except as disclosed in Schedule 3.11, (a) all tax returns and reports (or timely extensions thereof) (including but not limited to all income tax, unemployment compensation, social security, payroll, sales and use, excise, privilege, property, ad valorem, franchise, license, school and any other tax under the laws of the United States or any state or municipal or political subdivision thereof) required to be filed by or for the Company and UPAC (the "Tax Returns") have been filed with and the taxes paid to the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed and taxes paid, and all such returns and reports correctly reflect the taxes of the Company and UPAC for the periods covered thereby; (b) neither the Company, UPAC, nor Kopman has received any notice of assessment or proposed assessment by the Internal Revenue Service or any other taxing authority in connection with any Tax Returns; and (c) there are no pending tax examinations of or tax claims asserted against the Company or UPAC or their properties or operations.

     (b) Since January 1, 1988 with respect to the Company, and since the date of the acquisition of its stock by Kopman with respect to UPAC, both of such companies have maintained valid elections to be treated as Subchapter "S" corporations under the Internal Revenue Code and such states as recognize "S" corporation status for state income tax purposes.

     3.12 Dividends and Stock Purchases.  Except as indicated in
Schedule 3.12, since December 31, 1994, neither the Company nor UPAC has declared, set aside or made payment of any dividend or other distribution in respect of any shares of its capital stock, or repurchased, redeemed or otherwise acquired any shares of its capital stock.

     3.13 Title to Assets; Operating Authorities. Except as disclosed in Schedule 3.13, the Company and UPAC have good and marketable title to all of their properties and assets material to the operation of their business and reflected in the Financial Statements and those acquired by the Company or UPAC thereafter, except properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice in prior periods, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (a) as reflected or reserved for in the Financial Statements, or (b) the lien of current taxes not yet due and payable (collectively "Permitted Liens").

     3.14 Licenses, Permits, Etc. The Company and UPAC have all licenses and permits, (all of which are listed on Schedule 3.14), each of which is properly and validly issued and in full force and effect, necessary for the operation of the business of the Company and UPAC as now and, with respect to the Company and, since the date of acquisition by Kopman, with respect to UPAC, in the past conducted, except where the failure to secure such a permit would not have a materially adverse effect on the business or operations of the Company or UPAC.

     3.15 Contracts.

     (a) All written contracts, agreements, leases, mortgages or commitments, excluding premium finance agreements and such as involve payments of less than $5,000 on an annualized basis or such as are terminable by the Company or UPAC without penalty on 30 days or less written notice, to which the Company or UPAC is a party or may be bound or to which their assets are subject are listed on Schedule 3.15 ("Contracts"). All Contracts are valid, binding on and enforceable against the parties to them, and in full force and effect on the date hereof, and neither the Company nor UPAC has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a material default under the provisions of any Contract. Copies of all Contracts disclosed on Schedule 3.15 have been made available to Anuhco for inspection. Schedule 3.15 also separately identifies all Contracts otherwise required to be listed thereon which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby, and Kopman agrees to use his best efforts to obtain prior to the Closing all such consents or approvals.

     (b) Except as set forth in Schedule 3.15, all premium finance agreements to which the Company or UPAC is a party are valid and binding upon and enforceable against the parties to them, in full force and effect, in compliance with all applicable laws and regulations, and neither the Company nor UPAC has violated any provision of, or committed or failed to perform any act which with notice, lapse of time, or both would constitute a material default under the provisions of any such premium finance agreements.

     3.16 Collateral. With respect to each premium finance agreement to which the Company or UPAC is a party, the Company or UPAC has been validly authorized to cancel and recover the unearned premium on one or more insurance policies, the premiums for which have been advanced by the Company or UPAC, and neither the Company nor UPAC has cancelled any such policy without prior delivery to all persons entitled thereto of all required written notice of intention to do so.

     3.17 Litigation. Except as disclosed in Schedule 3.17, (a) no claim, action, suit, arbitration, investigation or other proceeding, whether civil or criminal in nature, is pending, or to Kopman's knowledge, contemplated against the Company or UPAC or any of their properties or with respect to the transactions pursuant to this Agreement before any court, governmental agency, authority or commission, arbitrator or mediator; and (b) there are no judgments, consent decrees, injunctions, or any other judicial or administrative or other mandates outstanding against or which might be expected to adversely affect the Company or UPAC or their assets, liabilities, income, financial condition, results of operations or business prospects or their right to conduct their business as presently conducted.

     3.18 Insurance. Schedule 3.18 lists all policies of insurance held by or maintained on behalf of the Company or UPAC. Copies of all such insurance policies disclosed on Section 3.18 have been made available to Anuhco for inspection. All such policies of insurance are in full force and effect. No notices of cancellation or nonrenewal have been received and all premiums to date have been paid in full. Kopman has furnished to Anuhco a list of all claims notices which have been given to any of such insurers.

     3.19 Overtime, Back Wages, Vacation, Discrimination, and Occupational Safety Claims. Except as disclosed in Schedule 3.19 or as fully reserved in the Financial Statements, to the best of Kopman's knowledge there are no outstanding or contemplated claims against the Company or UPAC (whether under federal or state law, under any employment agreement or otherwise) asserted by any applicant for employment, or present or former employee, on account of or for (a) overtime pay, other than overtime pay for work done on the current payroll period; (b) wages or salary for any period other than the current payroll period; (c) any amount of vacation pay or pay in lieu of vacation time off; or
(d) any material violation of any other term or condition of employment or of any statute, ordinance or regulation relating to discrimination, occupational safety, leave, condition of premises, disability or employment practices.

     3.20 Contracts for Personal Services. Except as set forth in Schedule 3.20, neither the Company nor UPAC is a party to or bound by any contract, agreement or undertaking with any person for or related to personal services rendered or to be rendered by any person, and neither the Company nor UPAC has any policy for payment of severance pay.

     3.21 Employee Welfare and Pension Benefit Plans.

     (a) Plans. Attached hereto as Schedule 3.21 is a true and complete list of all plans, funds and programs that are or within the three year period preceding the date hereof have been maintained by Company or UPAC, or for which either contributes or is required to contribute, which constitute "employee welfare benefit plans" or "employee pension benefit plans" within the meaning of Section 3(1) and (2) of the Employee Retirement Income Security Act ("ERISA"). Such plans, funds and programs are hereinafter collectively referred to as the "Plans".

     (b) Compliance with Internal Revenue Code and ERISA. With respect to all such Plans, and all related trust agreements, annuity contracts or other funding instruments, Company and UPAC are now in material compliance with, and have materially complied in the past, both as to form and operation, with all applicable provisions of ERISA and of the Internal Revenue Code, as amended (the "Code"), including sections of the Code relating to coverage, where required in order to be tax-qualified. All necessary governmental approvals for such Plans have been obtained, or applied for, and a favorable determination as to the qualification under the Code of each employee pension benefit plan and each material amendment thereto has been made by the Internal Revenue Service or a request for such a determination has been filed with the Internal Revenue Service within the remedial amendment period provided by Code SS 401(b) and regulatory guidance thereunder.
     (c) Administration. Each such Plan has been administered to date in material compliance with the requirements of the Code and of ERISA, and all reports required by any governmental agency with respect thereto have been timely filed.

     (d) Claims. There is no litigation and there are no proceedings before the U.S. Department of Labor, the Internal Revenue Service or any other commission or administrative or regulatory authority pending against the Company, UPAC or any fiduciary of any such Plan relating to claims for benefits thereunder or relating in any way to the maintenance or operation of such Plans; and, to the knowledge of Kopman, no such litigation or proceeding has been threatened. There are no audits now being conducted of any such Plan by the Department of Labor or Internal Revenue Service, and, to the knowledge of Kopman, none have been scheduled or noticed.

     (e) Prohibited Transactions. Neither the Company, UPAC nor any fiduciary under such Plan has engaged in (A) any transactions in violation of Section 406 of ERISA for which no exemption exists under Section 408 of ERISA, or (B) any "prohibited transaction", as that term is defined in Section 4975(c) of the Code, for which no exemption exists under Section 4975(d) of the Code.

     (f) Plan Documents. Kopman has delivered to Anuhco, with respect to each of the Plans, correct and complete copies of (A) all current Plan documents and amendments, trust agreements and insurance contracts, (B) the most recent IRS determination letter, (C) the Annual Report (Form 5500 Series) and accompanying schedules, for each of the last three years as filed, (D) the current summary plan description and summaries of material modifications relating to each Plan, and (E) the most recent financial statements.

     (g) No Multi-Employer Plans and No Plans for Retirees. Except as set forth in Schedule 3.21(g), neither the Company nor UPAC is now or in the preceding six (6) years has been obligated to contribute to a multi-employer pension plan as defined in
Section 37(A) of ERISA, and has not incurred any liability on account of a "partial withdrawal" or a "complete withdrawal" (within the meaning of Sections 4203 and 4205, respectively, of ERISA) with respect to any multi-employer plan, and no Plan provides medical or death benefits (whether or not insured) with respect to current or former employees of the Company or UPAC beyond their retirement or other termination of service (other than (A) coverage mandated by law, or (B) death benefits under any Plan intended to qualify under Section 401(a) of the Code.

     (h) Contribution Paid. All accrued obligations of the Company and UPAC whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental body, with respect to unemployment compensation, social security, any Plan or any other benefits for employees of the Company or UPAC as of the date hereof, have been paid when due, or adequate accruals therefor have been provided on the Financial Statements. All reasonably anticipated obligations of the Company and UPAC (whether arising by operation of law, by contract, by past custom or otherwise) for salaries, vacation, sick pay, personal day and holiday pay, bonuses and other forms of compensation which were payable to the employees of the Company or UPAC as of date hereof have been paid or adequate accruals therefor have been made in the Financial Statements.

     3.22 Commission Fees. In connection with the transactions contemplated by this Agreement, other than Ernst & Young LLP, no broker, finder or similar agent has been employed by or on behalf of Kopman, the Company or UPAC, and no person with which any of them has had dealings or communications of any kind is entitled to a commission or other compensation for which Anuhco, the Company or UPAC may be liable.

     3.23 Disclosure. No representation or warranty herein, including the Schedules hereto, nor any information contained in the Financial Statements, the Exhibits to this Agreement or any certificate, statement, or other document delivered by Kopman, the Company or UPAC hereunder, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

     3.24 Trademarks and Similar Rights. The Company or UPAC own or are licensed or otherwise have the right to use all patents, trademarks, service marks, common trade names, copyrights, inventions, trade secrets, proprietary processes and other intellectual property rights listed on Schedule 3.24. No person or party has asserted or threatened to assert, any claim that the rights used by the Company or UPAC in the operation of their businesses infringes any rights owned or held by any other person, and there is no pending, or to Kopman's knowledge, contemplated claim or litigation against the Company or UPAC contesting their right to use such.

     3.25 Related Party Transactions.

     (a) Except as disclosed in Schedule 3.25, neither the Company nor UPAC is a party to or bound by any oral or written contract, agreement or understanding with or affecting Kopman or any Affiliate of Kopman (as hereinafter defined) (i) related to the sharing of employees, services, facilities, credit arrangements or other assets; (ii) related to expense (including tax) sharing or the provision of management services; (iii) whereby they or either of them guarantee or otherwise assume a contingent obligation in respect of the obligation of another; or
(iv) whereby they or either of them are co-debtor, co-insured or share joint or common ownership of property with another.
     (b) Except as disclosed in Schedule 3.25, neither Kopman nor any Affiliate of Kopman has any direct or indirect interest in, or serves as an officer, director, employee or consultant of any competitor, client or supplier (whether present or potential) of the Company or UPAC. Relationships described in this Section
3.25 (a) or (b) are herein collectively referred to as "Related Party Transactions".

     (c) For purposes of this Section 3.25, an Affiliate is one who controls, is controlled by, or is under common control with Kopman.

     3.26 Environmental. Neither the Company nor UPAC, since the Company's date of incorporation, and the date of acquisition by Kopman of the stock of UPAC, has owned any interest in real property, or been the operator of any site containing, or transported any hazardous materials. Neither the Company nor UPAC, since their respective dates of incorporation, has, as an occupant or tenant of real property, handled or used any Hazardous Material and no leak, spill, release, deposit, leach, migration, discharge, emission or disposal of any hazardous materials has occurred on any real property occupied or leased by either the Company or UPAC. Kopman represents and warrants to Anuhco that the Company and UPAC have incurred no liability for any Hazardous Materials while occupying or leasing any real property. For purposes of this Section 3.26, "hazardous materials" means without limitation any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, order, ordinance, action, guideline, requirement, permit, notice or policy; or (ii) which is reasonably considered to pose an actual or potential threat to the health or safety of persons; or (iii) which is or at any time becomes regulated as "hazardous," "toxic," a "pollutant", or a "contaminant" under any local, state or federal governmental authority; or (iv) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous which is or becomes regulated by any governmental authority; or (v) that contains gasoline, diesel fuel or other petroleum hydrocarbons or fraction thereof. Such terms also includes, without limitation: (i) asbestos and PCB-containing and polychlorinated biphenyl-containing equipment including transformers; (ii) any material, substance or waste defined as "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act (42 U.S.C. SS 6901 et seq.); (iii) any material, substance or waste defined as "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. SS 9601, et seq.) or (iv) any material, substance or waste defined as "regulated substance" pursuant to Subchapter 9 of the Solid Waste Disposal Act (42 U.S.C. SS 6991, et seq.) or
(v) any material, substance or waste regulated by the hazardous Materials Transportation Act (49 U.S. C. Appendix SS 1801, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act, Federal Pesticide Act (7 U.S.C. SS 136, et seq.), the Federal Safe Drinking Water Act (42 U.S.C. SS 300(f), et seq.), the Toxic Substances Control Act (15 U.S.C. SS 2061, et seq.), the Clean Air Act (42 U.S.C. SS 7401, et seq.) or the Clean Water Act (33 U.S.C. SS 1251, et seq.), and all other federal, state and local laws, statutes and ordinances applicable to Hazardous Materials, or any regulations promulgated pursuant thereto as well as any judicial or administrative interpretation thereof; all of the foregoing of which are hereinafter collectively referred to as the "laws".

     4. Representations and Warranties of Anuhco. Anuhco represents and warrants to Kopman as follows:

     4.1 Organization, Powers and Qualifications. Anuhco is duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own its properties and assets and carry on its business as now conducted.

     4.2 Authority; No Violation, Etc. When the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by a majority of the directors of Anuhco, this Agreement will be a valid and binding obligation of Anuhco, enforceable in accordance with its terms (except as may be limited by general principles of equity to the enforcement of remedies or applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting creditors' rights generally now or hereafter in effect). Neither the execution and delivery by Anuhco of this Agreement nor the consummation by it of the transactions contemplated hereby will violate, cause a default (or give rise to any right of termination, cancellation or acceleration) under or require any consent, approval, notice or filing pursuant to (a) any of the terms, conditions or provisions of any agreement, instrument or obligation to which Anuhco is a party, or by which it or any of its properties or assets may be bound, (b) the Certificate of Incorporation or Bylaws of Anuhco, or (c) any statute, rule or regulation or any judgment, order, writ, injunction or decree of any court, arbitrator, mediator, administrative agency or governmental body, in each case applicable to either Anuhco or any of its properties or assets.

     4.3 Commission Fees. In connection with this Agreement and the transactions contemplated hereby, no broker, finder or similar agent has been employed by or on behalf of Anuhco, and no person with which Anuhco has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation for which Kopman would be liable.

     4.4 Disclosure. No representation or warranty herein, including the Schedules hereto prepared by Anuhco, nor any information contained in the Exhibits to this Agreement or any certificate, statement, or other document delivered by Anuhco hereunder, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

     5. Conduct of Business of the Company and UPAC. Kopman warrants and covenants that, from and after the date hereof through the Closing, he will cause the Company and UPAC to conduct their businesses as follows:

     5.1 Business. The Company and UPAC will conduct and operate their businesses substantially in the ordinary course consistent with past practice so as to protect and maintain such businesses and the goodwill they now enjoy. The Company and UPAC will preserve intact their present business organizations, keep available the services of their present officers and employees, and make good faith efforts to preserve their relationships with customers and others having business dealings with them. Except with the written approval of Anuhco, neither Kopman, the Company nor UPAC will execute, agree to, or allow to continue any Related Party Transaction except those disclosed in Schedule 3.24.

     5.2 Adverse Changes. Neither the Company nor UPAC will take or omit to take any action which would cause any adverse change to occur in any material respect in their businesses, assets, liabilities, income, financial conditions, results of operations or prospects or waive any statute of limitations so as to expand any tax or other liability.

     5.3 Maintenance of Properties, Permits, Licenses, Etc. The Company and UPAC will maintain all of their properties, assets, licenses and permits, used or useful in their businesses in present or better repair, order, and condition, except for reasonable wear and use and damage by fire and unavoidable casualty (subject, however, to the provisions of Section 5.12).

     5.4 Maintain Corporate Existence. The Company and UPAC will maintain their corporate existences in good standing in their states of incorporation and their due qualifications in good standing in all jurisdictions in which they are qualified to do business.

     5.5 Capital Stock. Neither the Company nor UPAC will make any change in their authorized, issued or outstanding capital stock or other securities or grant any options or other right to acquire, whether directly or contingently, any of their capital stock or other securities.

     5.6 Dividends. Except as provided in Section 6.12 hereof, neither the Company nor UPAC will declare, set aside, or pay any dividend or make any redemption, repurchase or other distribution in respect of their capital stock and other securities.

     5.7 Employment; Compensation; Benefits. Except as provided in Section 6.12 hereof, or as consented to in writing by Anuhco, neither the Company nor UPAC will enter into any employment contract, increase the rate of compensation payable or to become payable by it to any officer or any other employee, or accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except that which shall have accrued in the ordinary course in connection with increases in compensation of non-officer employees or the operation of the existing employee benefit plans disclosed in Schedule 3.20, none of which shall be terminated or cancelled except as contemplated by this Agreement or as approved by Anuhco in writing.

     5.8 Liabilities and Obligations. Neither the Company nor UPAC will incur or otherwise become liable for any liabilities or obligations (direct or indirect, contingent or fixed, matured or unmatured) of any material nature, whether arising out of contract, tort, statute or otherwise, including federal or state income tax liabilities, except (a) liabilities and obligations which are in the ordinary course of business consistent with past practice in prior periods and which do not have a material adverse effect on their financial condition and (b) liabilities and obligations fully covered by insurance other than any retained amounts.

     5.9 Capital Expenditures. Neither the Company nor UPAC will, without the prior written approval of Anuhco, enter into or make commitments of a capital expenditure nature in excess of $5,000 in the aggregate.

     5.10 Sale of Assets. Neither the Company nor UPAC will sell or dispose of any of their assets other than in the ordinary course consistent with past practice in prior periods.

     5.11 Leases; Contracts. Neither the Company nor UPAC will enter into any lease or do or permit any act or omission to act which act or omission will cause a breach of or a default in any Contract.

     5.12 Insurance. The Company and UPAC will maintain in full force and effect all policies of insurance listed in Schedule
3.17. If any of the assets or properties owned or used by the Company or UPAC are damaged or destroyed by fire or other casualty, whether insured or uninsured, then, subject to the rights, if any, of the lessors or mortgagees thereof, either the Company or UPAC, as is the case, will promptly proceed with the repair, restoration or replacement thereof in such manner and at such location as Anuhco shall determine.

     5.13 Books and Records. The Company and UPAC will maintain their books and records in the manner in which they are presently maintained.

     5.14 Compliance with the Laws and Regulations. The Company and UPAC will operate their businesses in compliance in all material respects with all laws, rules and regulations applicable to them and to the conduct of their businesses.

     5.15 Encumbrances. Except for Permitted Liens, neither the Company nor UPAC will mortgage, pledge or otherwise subject to any lien, security interest, encumbrance or charge of any nature any of their property or assets, or become committed so to do, or permit or suffer any of such property or assets to become subject to any mortgage, pledge, lien, security interest, encumbrance or charge of any nature.

     5.16  Amendment to Articles of Incorporation and By-Laws.
Neither the Company nor UPAC will amend its Articles of Incorporation or By-Laws.

     6. Covenants of Kopman and Anuhco. Kopman and Anuhco covenant and agree to and with each other as follows:

     6.1 Update of Information. Between the date hereof and the Closing, Kopman will promptly disclose to Anuhco in writing, and Anuhco will promptly disclose to Kopman in writing, information of which they have knowledge (i) concerning any event that would render any of their respective representations or warranties untrue if made as of the date of such event, (ii) which renders any information set forth in the Exhibits or Schedules to be no longer correct in all material respects or (iii) which is known to arise after the date hereof and which would have been required to be included in the Exhibits and Schedules if such information had existed on the date hereof.

     6.2 Access to Business and Records. Between the date hereof and the Closing, Anuhco and its officers, employees, attorneys, accountants and agents shall have full reasonable access to and the right to inspect and copy the books, records, contracts, properties, and assets of the Company and UPAC, and to consult with officers, employees, attorneys, accountants and agents of and lenders to the Company and UPAC.

     6.3 Efforts to Consummate. Subject to the terms and provisions of this Agreement, each of the parties shall use its or his best efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, the obtaining of all consents, authorizations, orders and approvals of any third party, whether private or governmental, required or appropriate in connection with such parties' performance of such transactions, and each of the parties hereto shall cooperate with the others in all of the foregoing.

     6.4 Subordinated Debt. Anuhco agrees, at the Closing, to deliver to Kopman its written guarantee of the payment of the promissory note of the Company, dated December 31, 1993, payable to Kopman in the principal amount of $1,000,000, plus unpaid interest accrued thereon.

     6.5 Confidentiality. From and after the Closing, Kopman will keep secret and confidential all trade secrets and confidential information heretofore or hereafter possessed by him concerning the Company, UPAC, Anuhco and any affiliates of any thereof and further agrees that he will at no time use for any purpose whatsoever or disclose to any person, firm or corporation (other than the Company, UPAC or Anuhco) any such information, except to the extent that such information is no longer a trade secret or confidential. Unless this Agreement is fully consummated, Anuhco will (i) keep secret and confidential all trade secrets and confidential information heretofore or hereafter acquired by it concerning the Company and UPAC, and
(ii) will at no time use or disclose any such information to any person, firm or corporation, except to the extent that such information is no longer a trade secret or confidential.

     6.6 Public Announcement. No party hereto shall, prior to Closing, make any public announcement regarding the transaction contemplated hereby without prior notice to the other party hereto.

     6.7 Adjustments Because of Regulatory Disapproval. The parties agree that in the event any license or permit required in the operation of the business of the Company or UPAC is revoked, suspended or terminated as a result of the transaction contemplated hereby (other than the fact that Anuhco is the purchaser), or any act occurring before the Closing, the Purchase Price shall be adjusted and an amount computed as hereinafter set forth shall be immediately repaid by Kopman to Anuhco: For each month, or major fraction thereof, not to exceed 12 months, in which any such license shall be so revoked suspended or terminated so as to prevent the Company or UPAC from conducting its normal business in the state issuing the same, the purchase price shall be reduced, and Kopman shall repay to Anuhco, an amount equal to the actual loss incurred by the Company or UPAC which, for purposes of this Agreement, shall be defined as the amount of loans in place by the Company or UPAC in the jurisdiction in which the license or permit is revoked, suspended or terminated, multiplied by 6% per annum for the period between revocation, suspension, or termination and the date that a validly issued permit or license is reinstated; provided, however, that no such Purchase Price adjustment shall be made with respect to the revocation, suspension or termination of a license in any state if Anuhco, or any corporation controlled by it, has a license in such state which permits the continued conduct of the business of the Company or UPAC therein. Anuhco agrees to use its best efforts to promptly obtain re-licensure.

     6.8  Pension Plans.  [Left blank intentionally]

     6.9  Welfare Plans.  [Left blank intentionally]
     6.10 Claims by the Company. At or before the Closing, the Company shall assign to Kopman all of its rights in and to three actions instituted by the Company and styled Universal Premium Acceptance Corporation v. Phico Ins. Co., Universal Premium Acceptance Corporation v. York Bank and Universal Premium Acceptance Corporation v. Antimo S. Cesaro and Kopman agrees to pay all costs incurred in connection with such action from and after the date of such assignment, and indemnify the Company, and all others liable on its behalf, from all loss, damage, liability and expense, including attorneys and accountants fees, arising from or related to such action and the facts and circumstances from which it arises. Anuhco agrees to cause the Company, after the Closing, to provide to Kopman reasonable access to such files and other documents of the Company as shall be necessary to the continuation of such actions.

     6.11 Debt Due Company. Kopman agrees, at the Closing, to pay to the Company and UPAC all notes and other indebtedness due from him, or any of his Affiliates, including drawings by him or any such affiliate on the Company's credit facility with Bank of Boston, and to deliver to the Company and UPAC a release of any and all claims which he may have against either, except as provided in this Agreement.

     6.12 Income Tax Matters.

     (a) Federal and State Income Tax Returns. Pursuant to an election made, Kopman is taxed for federal and certain state purposes on all of the taxable income of the Company and UPAC.
At any time between the date hereof and the Closing, the Company or UPAC may distribute to Kopman an amount, in the aggregate, estimated to equal the state and federal taxes, computed at maximum rates, to be due from him with respect to the operations of the Company and UPAC for all periods through December 31, 1995, not to exceed in the aggregate the sum of $400,000. After the Closing the Company and UPAC shall distribute to Kopman an amount, in the aggregate, equal to the state and federal taxes, computed at his effective rates, to be due from him with respect to the operations of the Company and UPAC from January 1, 1996 to the Closing. After said payments are made, neither the Company nor UPAC shall have any further obligation to Kopman with respect to taxes, and shall have no rights in any overpayments Company or UPAC may have made to Kopman or any taxing authority.
Furthermore and regardless of any provision of this Agreement to the contrary notwithstanding, any adjustments to such income tax returns for tax periods ending on or prior to the Closing Date which are attributable to the Company and UPAC tax items and which result in either an assessment or a refund of state or federal income tax will be paid or collected by Kopman.

     (b) Audits. In the event of an income tax audit with respect to a year ending on or before the Closing, Anuhco shall cause Company and UPAC to cooperate with Kopman and shall provide
Kopman with any documents or other information reasonably requested by him.

     6.13  Accreditation, Due Diligence and Sophistication
Matters.

     (a) Anuhco has been provided an opportunity to ask questions of, and Anuhco has received answers thereto satisfactory to it from Kopman and his representatives regarding the terms and conditions of this Agreement and other matters pertaining to this transaction. Anuhco has investigated and is familiar with the affairs and financial condition of the Company and UPAC and has been given sufficient access to and has acquired sufficient information including the Schedules to this Agreement and all other information and documents as requested by Anuhco including but not limited to financial information, corporate records, tax returns, contracts, forms, leases and premium finance contracts and related documents about the Company and UPAC to reach an informed and knowledgeable decision to acquire the Shares.

     (b) Anuhco has such knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of this transaction. Anuhco's financial situation is such that it can afford to bear the economic risk of holding the Shares for an indefinite period of time.

     (c) Anuhco is acquiring the Shares pursuant to this Agreement for its own account and not with a view to or for sale in connection with any distribution of all or any part of the Shares. Anuhco acknowledges Kopman's understanding that the sale of the Shares hereunder is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

     (d) Anuhco is an "Accredited Investor" within the definitions set forth in Securities Act Rule 501(a).

     (e) Nothing contained in this Section 6.13 is intended to limit in any way (i) any representation, warranty or covenant of Kopman, contained herein or in any document delivered pursuant hereto, or (ii) Anuhco's right to rely thereon.

     6.14 Automobiles. Kopman shall, at the Closing, purchase the Mercedes Benz automobile owned by the Company at a cash price equal to the depreciated book value for the same on the Company's books, and assume all obligations of the Company pursuant to the lease of a BMW automobile in which the Company is lessee.
Company shall at such time assign such lease to Kopman, and from and after such date Kopman shall indemnify the Company against all liability, loss, damage and expense, including attorneys fees, arising from such lease and the operation of such automobile.

     6.15 Access to Company Records Post Closing. Anuhco shall cause Company to provide all reasonably necessary access and provide copies of business records or documents of Company or UPAC to Kopman, at his cost and expense, for any reasonably necessary business or regulatory need post closing. Anuhco will provide to Kopman copies of the financial statements of the Company and UPAC for the period ending on the Closing promptly after the same are available in final form. Such access shall include attorney and accountant privileged or confidential information, subject to Kopman's agreement to maintain the privilege with respect to privileged documents supplied to him hereunder, and not waive such privilege without prior notice to and consent of the Company.

     7.   Conditions to Obligations of Anuhco to Consummate
Acquisition. The obligations of Anuhco to consummate the transactions provided for in this Agreement shall be subject to satisfaction, on or before the Closing, of the following conditions:

     7.1 Representations and Warranties True at Closing. All representations and warranties of Kopman shall be true on and as of the Closing as though such representations and warranties were made at and as of such date, except as otherwise expressly stated herein.

     7.2 Opinion of Counsel for Kopman. Anuhco shall have received an opinion of counsel for Kopman, in the form of Exhibit
5 hereto.

     7.3 Resignations. Anuhco shall have received signed resignations of such of the officers and directors of the Company and UPAC as Anuhco designates.

     7.4 Consulting Agreement. Kopman shall have executed the Consulting Agreement in the form of Exhibit 2.

     7.5  Employment Agreements.  LeRoy Serpe and Elizabeth
Dodson-Pursley shall have executed the Employment Agreements in the form of Exhibit 3 and 4, respectively.

     7.6 Bank Financing. Bank of Boston shall have agreed in writing to amendments to its credit facility with the Company dated as of August 14, 1995, to continue financing of the Company's and UPAC's operations, on terms not less advantageous to the Company than existing at the date hereof and otherwise satisfactory to Anuhco, or Clipper Receivables Corporation shall have agreed in writing to amendments to its Receivables Purchase Agreement, dated as of October 20, 1995, to provide financing of the Company's and UPAC's operations to the extent and upon terms not less satisfactory than provided to the Company by Bank of Boston as of the date hereof, and otherwise satisfactory to Anuhco.

     7.7 Licenses, Permits, Etc. Each state or other governmental unit identified on Schedule 3.14 by which the Company or UPAC, as of the date hereof, is licensed to conduct its business, and which shall require, as a condition of such license, prior approval, notice or application for approval of the transactions contemplated hereby, shall have so approved or be so notified or a request for approval shall be filed with such state or governmental unit prior to the Closing.

     7.8 Performance of Covenants. Kopman shall have materially performed each and every obligation to be performed by him hereunder at or before the Closing.

     7.9  Board Authorization.  [Left blank intentionally]

     7.10 Due Diligence. Anuhco shall have completed its investigation of the business of the Company and UPAC without becoming aware of material adverse facts or circumstances, all of which Anuhco agrees to conclude within 14 days of the date hereof, except that Anuhco shall have to and including January 15, 1996, within which to satisfy itself as to the sales force of the Company and UPAC.

     7.11 Auditors Letter. If the Closing takes place after February 15, 1996, Anuhco shall have received from and at the expense of the Company the unqualified opinion of the auditors of the financial statements of the Company and UPAC to the effect that the same fairly present the financial condition and results of operations thereof as of and for the year ended December 31, 1995, and, if the Closing takes place prior to February 15, 1996, Anuhco shall have received from such auditors, dated not more than 10 days before the Closing, a report, based upon such auditor's review (without audit) of the most recently completed month-end balance sheet and income statement of the Company and UPAC, from which such auditors conclude that nothing has come to their attention which has caused them to believe that:

     (a) Such most recently completed balance sheet and income statement were not prepared in accordance with accounting principles and practice consistent in all material respects with those followed in the preparation of the Financial Statements;

     (b) Such most recently completed balance sheet and income statement would require any material adjustment for a fair presentation of the financial condition and results of operations of the Company and UPAC as of and for the period ended at the date thereof;

     (c) There is any necessity for the restatement of the Company's Financial Statements as of December 31, 1994, or the withdrawal or amendment of the auditors report thereon;

     (d)  There have been any material decreases in net Finance
Receivables or in the relationship between finance charges earned and interest expense.

     7.12 Third Party Approvals. Anuhco shall have received evidence satisfactory to it that approvals have been received from all third parties whose approval or consent is required to consummate the transaction contemplated by this Agreement.

     7.13 Deliveries. All deliveries required to be made under this Agreement to Anuhco on or before the Closing shall have been received.

     7.14 No Action. No action, suit or proceeding shall have been commenced, and no investigation by any governmental or regulatory authority shall have been commenced, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against Anuhco, the Company or UPAC in respect to the transactions contemplated hereby.

     7.15 California Approval. Anuhco shall have received from the California Corporations Commission all approvals required with respect to the purchase of the stock of UPAC.

     7.16 Conditions to Obligation of Kopman to Consummate the
Acquisition.

     The obligation of Kopman to consummate this transaction shall be subject to satisfaction, on or prior to the Closing, of the following conditions:

     8.1 Representations and Warranties True at Closing. The representations and warranties of Anuhco shall be true on and as of the Closing, as though such representations and warranties were made at and as of such date, except as is otherwise expressly contemplated herein.

     8.2 Opinion of Counsel for Anuhco. Kopman shall have received an opinion of counsel for Anuhco, reasonably satisfactory to Kopman and his counsel.

     8.3 Consulting Agreement. Anuhco shall have executed, or caused the Company to execute and deliver, the Consulting
Agreement referred to in Sections 7.4 hereof.

     8.4 Performance of Covenants. Anuhco shall have materially performed each and every obligation to be performed by it hereunder at or before the Closing.

     9.   Termination.

     On or prior to Closing

     (a) Kopman, by written notice to Anuhco, may terminate this Agreement in the event that any of the conditions precedent contained in Section 8 hereof to the performance of his obligations which are to be performed at or prior to such date shall not have been fulfilled prior to and cannot be fulfilled concurrent with the Closing and shall not have been waived by him, which termination shall not prejudice any claim for damages or other relief which he may have at law or in equity against Anuhco; and

     (b) Anuhco, by written notice to Kopman, may terminate this Agreement in the event that any of the conditions precedent contained in Section 7 hereof to the performance of Anuhco's obligations shall not have been fulfilled prior to and cannot be fulfilled concurrent with the Closing and shall not have been waived by Anuhco, which termination shall not prejudice any claim for damages or other relief which Anuhco may have at law or in equity against Kopman.

     (c) Except as otherwise provided herein, each of the parties to this Agreement shall pay all of its or his expenses incurred in connection with this Agreement and the transactions contemplated hereby, including without limitation the expenses of lawyers, accountants, investment bankers, appraisers, and other advisors.

     (d) Either party may terminate this Agreement if the transaction contemplated herein does not close on or before March
31, 1996.

     10. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     11.  Contents of Agreement, Parties in Interest, Assignment,
Etc.

     This Agreement and the Exhibits and Schedules which are attached hereto and are incorporated herein set forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement; provided however that if this transaction is not closed Anuhco will continue to be bound by its confidentiality agreement with Kopman. This Agreement may not be assigned without the written consent of the parties. All representations, warranties, covenants, terms and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than the parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     12.  Indemnification.

     12.1 General Indemnification. Subject to the terms and conditions hereinafter set forth, the Company, UPAC and Anuhco, and their respective officers and directors, and the successors and assigns of all thereof, shall be indemnified by Kopman from and against any and all damages, losses, liabilities and expenses resulting from (a) any inaccuracy in or breach or nonfulfillment of any representation, warranty, obligation, covenant, or agreement made or undertaken in or under this Agreement by Kopman; (b) any third party claims arising from or as the result of any inaccuracy in or breach or nonfulfillment of any of the foregoing; and (c) all actions, suits, judgments, costs and expenses (including, without limitation, attorneys' fees) incident to items (a) or (b) of this sentence. Subject to the terms and conditions hereinafter set forth, Kopman, and his successors, representatives and permitted assigns, shall be indemnified by Anuhco from and against any and all damages, losses, liabilities and expenses resulting from (a) any inaccuracy in or breach or nonfulfillment of any representation, warranty, obligation, covenant or agreement made or undertaken in or under this Agreement by Anuhco; (b) any third party claims arising from or as the result of any inaccuracy in or breach or nonfulfillment of any of the foregoing; (c) all actions, suits, judgments, costs and expenses (including, without limitation, attorneys' fees) incident to items (a), or (b) of this sentence.

     12.2 Claims Procedure. Claims for indemnification hereunder shall be made as follows:

     (a) Third Party Claims. In the event that any claim or demand for which any party hereto would be entitled to indemnification under this Agreement is asserted or sought to be collected by a third party, the party(ies) seeking indemnity shall give a Claim Notice (as described in Section 12.3 hereof) to the party or parties from whom indemnity is sought. The party(ies) from whom indemnity is sought shall have thirty (30) days from the date of delivery of the Claim Notice (the "Notice Period") to notify the party(ies) seeking indemnity whether or not the right to indemnity for such claim is disputed and, if disputed, the reasons therefor.

          (1) If the right to indemnity is not disputed by the party(ies) from whom indemnity is sought, such party(ies) shall assume the control and defense and/or settlement of such claim or demand, and the amount of any settlement or judgment and the costs and expenses of such defense shall be paid by such party(ies). If the party(ies) seeking indemnity shall desire to participate in any such defense, such party(ies) may do so at its or their sole cost and expense, in which event no settlement of any claim or demand which would adversely affect the rights of the party(ies) seeking indemnity may be made without the written consent(s) of such party(ies), which consent(s) may not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other relief against the party(ies) seeking indemnity or their respective assets, employees or businesses. The party(ies) seeking indemnity shall be kept fully informed of the status of any such claim or demand at all stages thereof, regardless of whether or not they participate in any such defense.

          (2) If the right to indemnity is disputed by the party(ies) from whom indemnity is sought or if such party(ies) shall fail to respond within the Notice Period, the party(ies) seeking indemnity shall have the right to control the defense and/or settlement of such claim or demand, and the amount of any settlement or judgment and the costs and expenses of such defense (including, without limitation, attorneys' fees incurred in connection therewith) may be the subject of a claim for indemnification under Section 12.2(b) hereof. Nothing herein contained shall prohibit or limit the right of the party(ies) seeking indemnity hereunder to pursue such legal remedies as may be available to it or them to enforce such right of indemnity prior to or after the resolution of the third party's claim or demand.

          (3) The party(ies) seeking indemnity shall make available to the party(ies) from whom indemnity is sought and their attorneys and accountants all books and records of the party(ies) seeking indemnity relating to any such claim or demand and the parties agree to render each other such assistance as they may reasonably require in order to ensure the proper and adequate defense of any such claim or demand.

     (b) Non-Third Party and Other Claims. In the event of a claim or demand for which any party hereto would be entitled to indemnification under this Agreement which does not involve a claim or demand being asserted or sought to be collected by a third party, the party(ies) seeking indemnity shall give a Claim Notice, or in the case of claims or demands which have proceeded in the manner described in Section 12.2(a)(2), a second Claim Notice, with respect to such claim or demand to the party(ies) from whom indemnity is sought. Unless disputed by the party(ies) from whom indemnity is sought by written notice within thirty
(30) days of receipt of the claim notice to the party(ies) seeking indemnity stating the reasons therefor, each claim under this Section shall be paid within forty-five (45) days after the date of receipt of the Claim Notice therefor. If any claim under this Section shall not be paid within such forty-five (45) day period, or if the party(ies) from whom indemnity is sought dispute such claim by written notices within such thirty (30) day period to the party(ies) seeking indemnity stating the reasons therefor, the party(ies) seeking indemnity shall have the right to commence legal proceedings for the enforcement of their rights hereunder, and shall be entitled to recover interest thereon at the rate of ten percent (10%) per year.

     12.3 Timing of Claim Notice. Each Claim Notice shall be given by the party(ies) seeking indemnity as promptly as practicable after such party(ies) becomes or become aware of the claim or demand and the facts indicating that a claim for indemnification in respect of the same may be warranted; provided, however, that no such claim notice may be sent after the expiration of the time period provided in Section 12.5 herein. Each Claim Notice shall specify the nature of the claim or demand, the applicable provision(s) of this Agreement or other instrument under which the claim for indemnity arises and the amount or the estimated amount thereof. No failure or delay in giving a Claim Notice and no failure to include any specific information or any reference to the provisions of this Agreement or other instrument under which the claim for indemnification arises shall affect the obligation of the party(ies) from whom indemnification is sought, except to the extent that such failure or delay shall adversely affect the ability of such party(ies) to defend, settle or satisfy the claim or demand.

     12.4 Consent to Jurisdiction and Venue. Kopman consents, for the purposes of any suit, action or proceeding which may be instituted with respect to this Agreement, the breach on non-performance hereof, or the transaction contemplated hereby, to the jurisdiction of the state or federal courts sitting in the State of Missouri, agrees that venue is properly in such courts, and agree that service of process maybe properly be had on him, by mailing to him at the address provided in Section 13 hereof, the papers or other documents sought to be so served.

     12.5 Limits on Indemnity. The maximum liability of Kopman with respect to claims arising from breaches of warranty or representation, together with related legal expenses ("Warranty Claims") shall be $600,000 (the "Maximum Claim Amount"). Anuhco may not make any Warranty Claims against Kopman until Anuhco has incurred damage, loss liability or expense with respect to Warranty Claims that collectively equal $50,000 in the aggregate. Indemnity claims with respect to a breach by Kopman of any covenant (as opposed to an alleged breach of warranty or representation) contained herein shall not be subject to such Maximum Claim Amount, or the $50,000 threshold, but shall be brought within the period provided in Section 12.6 hereof. Additionally, indemnity claims with respect to the purchase price adjustment set forth in Section 6.7 shall not be subject to the $50,000 threshold.

     12.6 Expiration of Indemnity Claims. All claims against Kopman under this Article 12 must be asserted in writing by Anuhco on or before March 31, 1997, except that claims for breach of any warranty with respect to compliance by the Company or UPAC with the Code, ERISA or state taxes may be brought within the time provided in the statutes of limitation applicable thereto.

     13. Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been given when sent by certified or registered mail, postage prepaid, addressed as follows:

     if to Kopman, to:   William H. Kopman
                         125 Commodore Drive
                         Jupiter, Florida 33477
                         Fax:  (407) 575-5213

     with a copy to:     Richard S. Marx
                         Blumenfeld, Kaplan & Sandweiss PC
                         168 N. Meramec Avenue
                         St. Louis, Missouri 63105
                         Fax:  (314) 863-9388

     and if to Anuhco:   Anuhco, Inc.
                         Attn:  President
                         9393 W. 110th Street, Suite 100
                         Overland Park, KS 66210

     with a copy to:     Kent E. Whittaker, Esq.
                         Hillix, Brewer, Hoffhaus,
                         Whittaker & Wright, L.L.C.
                         2420 Pershing Road, Suite 400
                         Kansas City, MO 64108

or to such other persons and addresses as have been furnished by either party to the other in writing. No notice, waiver, consent or approval required or permitted hereunder shall be deemed effective unless given in writing.

     14. Confidentiality. Until the Closing, (i) any party may make such disclosures as it reasonably considers are required by law, but each party will notify the other parties in advance of any such disclosure, (ii) advisors to the parties may place "tombstone" notices of the transaction in financial and legal newspapers and periodicals and (iii) the parties may disclose this Agreement, but not its terms, in such manner as such party deems in the exercise of good faith necessary or appropriate. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, the parties hereto agree not to disclose or use any confidential information they may have concerning the affairs of the other parties, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to: customer lists and files, prices and costs, business and financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation. At the Closing, Kopman shall assign to Anuhco, without further compensation, all confidentiality agreements, and his rights thereunder, with persons to whom he has disclosed information about the Company or UPAC in connection with the possible sale of the stock or assets thereof.

     15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Missouri without reference or regard to the conflicts of laws and rules of said state.

     IN WITNESS WHEREOF, this Agreement has been executed on the day and year first above written.


                                ANUHCO, INC.,

                         By: /s/ Timothy P. O'Neil
                             TIMOTHY P. O'NEIL

ATTEST:

/s/ Barbara J. Wackly
Secretary


                             /s/ William H. Kopman
                             WILLIAM H. KOPMAN